Exhibit 10.74

INVESTMENT AGREEMENT

MINERA SALAR BLANCO S.A.;

MINERA SALAR BLANCO SpA;

MINERA LI ENERGY SPA;

LITHIUM POWER INVERSIONES CHILE SpA;

AND

LITHIUM POWER INTERNATIONAL LIMITED

September 12, 2016

INVESTMENT AGREEMENT

The following Investment Agreement (the "Agreement") is made and entered into this September 12th, 2016, by and among:

(i)                 MINERA SALAR BLANCO S.A. ("Salar Blanco") a stock corporation incorporated and in process of formalization under the laws of the Republic of Chile, Tax Payer Number in process, domiciled at Rosario Norte N° 100, of. 403, Las Condes Santiago;

(ii)               MINERA SALAR BLANCO SpA (''MSB'') a stock company (sociedad por acciones) organized and existing under the laws of the Republic of Chile, Tax Payer Number 76,319,337-3, domiciled at Rosario Norte N° 100, of. 403, Las Condes Santiago;

(iii)             MINERA LI ENERGY SpA (''MLI'') a stock company (sociedad por acciones) organized and existing under the laws of the Republic of Chile, Tax Payer Number 76,102,972-K, domiciled at; Marchant Pereira N" 150, of. 803, Providencia, Santiago;

(iv)             LITHIUM POWER INVERSIONES CHILE SpA ("LPI") a stock company (sociedad por acciones) organized and existing under the laws of the Republic of Chile, Tax Payer Number in process, domiciled at El Golf 40, 20th Floor, Las Condes, Santiago; and

(v)               LITHIUM POWER INTERNATIONAL LIMITED ("LITHIUM") a company organized and existing under the laws of Australia, Tax Payer Number in process, domiciled at level 7/151 Macquarie Street, Sidney NSW 2000 - Australia.

(Safar Blanco, MSB, MLI, LPI AND LITHIUM, hereinafter jointly the "Parties")

1.                  RECITALS.

WHEREAS, MSB is a company organized by Chilean investors with broad experience on a wide range of investments in different industries.

WHEREAS, MSB is the owner (controller) of fifty one percent (51%) of MLI, which is organized to develop, invest in and operate mining assets with focus on Lithium and Potash production in Chile, based on is mining properties at the Maricunga Salar.

WHEREAS, LPI is a subsidiary of LITHIUM, a company organized by Australian investors which intends to invest in lithium projects in Chile.

WHEREAS, MSB and MLI are in the process of formalizing the incorporation of Salar Blanco under the laws of Chile. The shareholders of Salar Blanco will be:

(i)                   MLI, with 537,545,908 shares representing seventy two point eleven percent (72.11%) of the total Shares issued by Salar Blanco; and

(ii)                 MSB, with 207,906,745 shares representing twenty seven point eighty nine percent (27.89%) of the total Shares issued by Salar Blanco.

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WHEREAS, MSB and LITHIUM executed on July 14th, 2016, a Term Sheet (the "Term Sheet”), as amended by letter dated August 30th, 2016, setting the general terms and conditions for their joint exploration and development of the Maricunga Assets (as defined below).

WHEREAS, as result of the transactions described herein and the execution of the Transaction's Documents, as such terms are defined below, MSB, MLI and LPI will be the sole shareholders of Salar Blanco, whereby LPI will hold fifty percent (50%), MLI will hold thirty six point five percent (36.05%) and MSB will hold thirteen point ninety five percent (13.95%) of the total Shares issued by Salar Blanco.

NOW, THEREFORE, the Parties agree as follows:

2.                      DEFINITIONS.

The following terms have the meanings indicated below, wherever they appear in this Agreement or in the Schedules to this Agreement, except as the context otherwise requires:

"Affiliate" means, with respect to any Person, (a) any Person who directly, or indirectly through one or more intermediaries, Controls or is controlled by, or is under common control with, such Person; (b) any Person who is a partner, director or executive officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) of any Person described in clause (a) above.

"Agreement" means this Agreement.

"Business" means developing, financing, implementing, owning, exploiting and operating lithium and potash assets in Chile, including trading of lithium and potash.

"Business Day" means any other than a day on which commercial banks in Santiago, Chile are authorized or required by law to close.

"Capital Increase" has the meaning set out in Section 3.

"Claim Notice" has the meaning set forth in Section 7.5.1.

"Condition Precedent" has the meaning set forth in Section 5.

"Contract" means any contract (written or oral), undertaking, commitment, instrument, arrangement, plan or other legally binding agreement or understanding, and all amendments, modifications or supplements thereof.

"Control" of a Person means the power, by itself or by means of a formal and binding agreement to act jointly with other third parties, directly or through other individuals or legal entities, (i) to vote or direct the voting of more than fifty percent (50%) of the outstanding voting shares of such Person, or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract, ownership of shares (including fifty percent (50%) or less of the outstanding shares of such Person) or otherwise, In partnerships, limited liability companies and joint stock companies, the managing partner shall be deemed as the controller

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"Dollars" and ''USD$'' means the lawful currency of the United States of America.

"Environmental Law" means any legal requirement that requires or relates to (i) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the environment; (ii) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the environment; (iii) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated; (iv) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the environment when used or disposed of; (v) protecting resources, species, or ecological amenities; (vi) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances; (vii) cleaning up pollutants that have been released, preventing the threat of release. or paying the costs of such clean up or prevention; or (viii) making responsible parties pay private parties, or groups of them, for damages done to their health or the environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

"Fifth Shares Subscription Agreement" has the meaning given to it in Section 5.1.5.

"First Shares Subscription Agreement" has the meaning given to it in Section 5.1.1.

"Fourth Shares Subscription Agreement" has the meaning given to it in Section 5.1.4.

''Governmental Entity" means any national, regional, provincial or municipal governmental entity or any court, tribunal or regulatory or administrative agency, or any political or other subdivision or department thereof.

"Indemnified Party" means a Person entitled to indemnification pursuant to Section 7 of this Agreement.

''Indemnifying Party" means a Party obligated to indemnify an Indemnified Party pursuant to Section 7 of this Agreement.

"Law'' means any national or foreign law, statute, code, ordinance, rule, regulation or other requirement enacted, promulgated, issued or entered by any Governmental Entity.

"Legal Action" means any action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civic, criminal, administrative, regulatory or otherwise, in law or in equity by or before any Governmental Entity.

"Liens" means any liens, security interests, encumbrances, pledges, mortgages, attachments ("embargos"), easements (i.e. rights of way) and charges.

''LITHIUM" means LITHIUM POWER INTERNATIONAL LIMITED.

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"LITHIUM Shareholders Letter" means the letter dated the date hereof from [•] and [•], shareholders of LITHIUM holding more than fifty percent (50%) of the issued and outstanding shares of LITHIUM with right to vote, and attached hereto as Schedule[•).

"Litigation" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

"Loan Agreement" means the loan agreement executed between Salar Blanco, MSB, LPI and LITHIUM on this date, a copy of which attached hereto as Schedule A.

"LPI'' means LITHIUM POWER INVERSIONES CHILE SpA.

''LPI Shares" means 16,000,000 shares In LITHIUM at the date of subscription of such shares by MSB, provided, however, that the number of LPI Shares shall be adjusted if prior to the issue to MSB LITHIUM issues any shares without payment (whether as a consequence of a stock, spilt, capitalization of profits or otherwise).

"LPI Shares Subscription Price" has the meaning set forth in Section 4.2.2 (i)

"Maricunga Assets" means jointly the MSB Assets, the MLI Assets and the Optioned Mining Concessions.

"Material Adverse Effect" has the meaning set out In Section 6.1.10 of this Agreement.

"Material Contract" means the contracts executed by MSB or MLI in favor of the Project and assigned to Salar Blanco on or prior to the date hereof and listed in Schedule 6.1.16 attached hereto.

"MSB'' means Minera Salar Blanco SpA.

"MSB Assets" means all assets listed in Schedule B.

"MLI" means Minera Li Energy SpA.

"MLI Assets" means all assets listed in Schedule C.

"Notice Period" shall have the meaning given to it In Section 7-5.1.

"Option Agreement'' or "Option" means the mining option agreement over the Optioned Mining Concessions, executed between Sociedad de lnversiones Mercedes Limitada and MSB by means of public deed dated December 30, 2014 granted before the Notary Public of Mr. Patricio Raby Benavente and duly registered before the Mining Custodian of Copiapo on page 1, number 1 of the Mortgages and Encumbrances Registry, corresponding to year 2015.

"Option Agreement Assignment" means the agreement between MSB and LPI pursuant to which MSB will assign the Option to LPI at a price equivalent to the market value of the LPI Shares at the time of executing such agreement; in terms substantially similar to the draft attached hereto as Schedule 4.2.

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"Option Agreement Assignment Price" shall have the meaning given to it in Section 4.2.1.

"Option Exercise Deed" means the draft attached hereto as Schedule 4.2.2(ii).

"Optioned Mining Concessions" means the Salamina, Despreciada and San Francisco mining properties, which are individualized in Schedule D.

"Ordinary Course of Business" means actions taken by a Person which are (i) consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (ii) not required to be authorized by the board of directors or shareholders' meeting of such Person; and (iii) similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors or shareholders' meeting, In the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business a such Person,

"Owners of the Optioned Mining Concessions'' means Sociedad de Inversiones Mercedes Limitada.

"Parties" has the meaning assigned to such term in the recitals.

"Permits" mean written permits, licenses, franchises, registrations, variants and approvals obtained from any Governmental Entity, but do not include any notices of self-certifications required to be filed with any Governmental Entity.

"Person" means any individual or legal entity, including an association, corporation, partnership, trust, unincorporated association, sole proprietorship, joint venture, limited liability partnership, limited liability company, stock company, fund, estate or any other entity.

"Preliminary Resource Report" means the report prepared by Flo Solution and sign by Mr. Frits Reidel showing a preliminary estimation of the resources contained at the Cocina, San Francisco, Salamina, and Despreciada mining Concessions after the drilling campaign has been finished,

"Project" means developing, financing, implementing, owning, exploiting and operating lithium and potash assets in Chile's III region, at the Maricunga Salar, including trading of its lithium and potash production, and engage in such business associated therewith as determined by the Board of Directors from time to time.

"Representatives" mean as to any Person, its officers, directors and employees.

"Salar Blanco's New Shares", means the amount of Shares to be issued pursuant to the Capital Increase to be agreed by MSB and MLI in terms substantially similar to the draft attached hereto as Schedule 3.3.

"Salar Blanco's Special Shareholders Meeting" means the extraordinary shareholders' meeting to be held by MLI and MSB armed at Increasing Salar Blanco's capital, in terms substantially similar to the draft attached hereto as Schedule 3.3.

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"Second Shares Subscription Agreement" has the meaning set forth in Section 5.1.2.

"Shareholders Agreement" means the agreement that shall be executed among MSB, MLI and LPI concurrently with the execution of the Shares Subscription Agreements, substantially in the form attached hereto as Schedule 5.2.

"Shares" means each and all of the shares in the capital stock of Salar Blanco, whether authorized, issued, subscribed or paid for, in whole or in part.

“Shares Subscription Agreements” means the First Shares Subscription Agreement, the Second Shares Subscription Agreement, the Third Shares Subscription Agreement, the Fourth Shares Subscription Agreement, and the Fifth Shares Subscription Agreement, collectively.

"Sociedades Legales Mineras Litio" mean (i) Sociedad Legal Minera Litio Uno de la Sierra Hoyada de Maricunga; (ii) Sociedad Legal Minera Litio Dos de la Sierra Hoyada de Maricunga; (iii) Sociedad Legal Minera Litio Tres de la Sierra Hoyada de Maricunga; (iv) Sociedad Legal Minera Litio Cuatro de la Sierra Hoyada de Maricunga; (v) Sociedad Legal Minera Litio Cinco de la Sierra Hoyada de Maricunga; and (vi) Sociedad Legal Minera Litio Seis de la Sierra Hoyada de Maricunga,

"Sociedades Legates Mineras Litio Mining Concessions'' means the mining concessions listed in Schedule E

"Subsidiary" means with respect to any Person, any entity:

(i)                   over fifty percent (50%) of whose capital is owned, directly or indirectly, by that Person;

(ii)                 for which that Person may nominate or appoint a majority of the members of the board of directors or such other body performing similar functions: or

(iii)                which is otherwise effectively Controlled by that Person:

"Tax" or "Taxes" means all taxes, levies, charges or fees, including income, corporation, advance corporation, gross receipts, transfer; excise, property, sales, use, value-added, license, payroll, pay-as-you-earn, withholding, social security and franchise or other governmental taxes or charges, imposed by any Governmental Entity, as well as any interest, penalties or additions to tax attributable to any such taxes.

"Tax Authority" means any national, regional, local, or municipal or other governmental body or authority of any kind in Chile with the power to impose any Tax.

"Third Shares Subscription Agreement" has the meaning set forth in Section 5.1.3.

"Transaction Documents" mean the Loan Agreement, the LITHIUM Shareholders Letter and the transaction documents mentioned in Sections 3, 4 and 5 below, and any agreement, document, instrument or certificate to be entered into or executed in connection with this Agreement and the transactions contemplated hereby.

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3.                     TRANSACTION.

As of this date, the Parties have agreed to the execution of the following documents and agreements:

3.1                                        Completion of Salar Blanco Incorporation.

MSB and MLI undertake to complete the process of incorporation of Salar Blanco, including the proper and timely registration at the Commerce Registry of the Santiago Real Estate Registrar, the publication in the Official Gazette, the obtaining of the relevant Tax ID number and commencement of commercial activities with the Chilean Tax Authority.

3.2                                        Judicial Seizure Release and Assets Registration.

3.2.1                           MSB undertakes to own and possess complete and legal title as beneficiary of an option over the Optioned Mining Concessions, which shall be duly registered at the Register of the relevant Mining Custodian. MSB and MLI undertake to completely, fully and legally release the judicial seizure ordered by the 30◦ Civil Court of Santiago on the trial C-31.793-2009 "HUMLID con SERRANO and OTHER", currently affecting the Sociedades Mineras Utio's shares individualized therein. Regarding the Framework Agreement for Development of Mining Project and Purchase of Shares of Sociedad Legal Minera Litio Uno de la Sierra Hoyada de Maricunga y Otras executed between MLI, Jorge Rodlon Barrozo and Others, MLI undertakes to sign the cancellation and termination deed in relation to such agreement within 18 months as from this date.

3.2.2                            MSB and MLI undertake to, immediately following the incorporation of Salar Blanco, complete the due registration in Salar Blanco's name, before the relevant Registrars, of the MLI Assets, the MSB Assets and the Sociedades Legales Mineras Litio Mining Concessions to be contributed to Salar Blanco in the act of incorporation of said company,

3.3                                       Capita Increase - Salar Blanco' Special Shareholders Meeting.

MSB and MLI, as Salar Blanco's shareholders, undertake to summon and hold a special shareholders meeting of Salar B1anco (the “Salar Blanco's Special Shareholders Meeting”) whereby it shall be resolved:

(i)                 to increase the capital of Salar Blanco to the amount of USD$ [•] by means of issuing [•] shares (the "Salar Blanco's New Shares"), representing fifty percent (50%) of Salar Blanco's total shares (the “capital Increase''); and

(ii)               MSB and MLI shall waive their preemptive right to subscribe for Salar Blanco's New Shares for the benefit of LPI.

All of the foregoing in terms substantially similar to those in Schedule 3.3.

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The Capital Increase shall be properly and timely registered at the Commerce Registry of the Santiago Real Estate Registrar and published in the Official Gazzette.

Undertakings under sections 3.1, 3.2 and 3.3 shall be fulfilled no later than September 30, 2016.

4.                     EXECUTION DATE

On or before October 15th, 2016 the following actions shall occur:

4.1                           LPI's Notice.

LPI shall notify MSB whether LITHIUM has been able to raise the necessary funds to proceed with the Transaction as detailed in this Agreement.

In the negative case, this Agreement shall immediately terminate and no Party will be liable to any other Party as a result of the termination and the Parties will not be entitled to any indemnification whatsoever due to such termination.

On the contrary, if the notice is affirmative, section 4.2 and following will be applicable. Failure by LPI to deliver the notice referred to in this section shall be deeming as a notification by LPI that it has raised the funds and is proceeding with the transactions set forth herein.

In addition to the foregoing LITHIUM shall cause its shareholders to hold a general meeting and approve the issuance and subscription by MSB of the LPI Shares on or before November 30, 2016. The subscription price shall be the amount equivalent to the market value of the LPI shares at the time of executing the Option Agreement Assignment (the "LPI Shares Subscription Price"), which shall be payable on the later of (a) satisfaction of the Condition Precedent; and (b) five (5) Business Days after LITHIUM's general shareholders meeting which approves the Issuance of the LPI Shares and the transactions set forth herein. If for any reason LITHIUM and LPI do not allow MSB to subscribe the LPI Shares or do not deliver the LPI Shares on or before the date set forth herein, Section 5.1.6 shall apply.

4.2                              Option Agreement Assignment and Exercise

4.2.1                            MSB and LPI shall execute the Option Agreement Assignment; with the consent of the Owners of the Optioned Mining Concessions at a price which is the equivalent of the market value of the LPI Shares at tf1e date of execution of the Option Agreement Assignment (the ''Option Agreement Assignment Price"), no later than October 15, 2016, with the effect that LPI shall become the beneficiary of said option. The Option Agreement Assignment Price shall be payable upon the later of (a) satisfaction of the Condition Precedent; and (b) five (5) Business Days after LITHIUM's general shareholders meeting which approves the issuance of the LPI Shares and the transactions set forth herein.

Pursuant to the Option Agreement, LPI shall become the beneficiary of a mining option, in terms of Article 169 of the Chilean Mining Code, to acquire the Optioned Mining Concessions which shall be exercised no later than October 15th, 2016 and the purchase price of the Optioned Mining Concessions shall be USD 5,220,000.

The Option Agreement Assignment shall be excited on the third (3rd) Business Day following receipt by MSB of a written notice from LPI at the offices of LPI's lawyers in Santiago, Chile.

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4.2.2                            Upon the execution of the Option Agreement Assignment, LPI (and LITHIUM, as the case maybe) undertakes to:

(i)                                                                   to concurrently exercise the option contained in the Option Agreement by means of a public deed in terms substantially similar to the draft attached hereto as Schedule 4.2.2 (ii) (the ''Option Exercise Deed"); and

(ii)                                                                  to pay five million two hundred and twenty thousand Dollars (USD$5,220,000) (the "Option Exercise Price''); to the Owners of the Optioned Mining Concessions jointly with the exercise of the same, in terms and conditions set forth in the Option Agreement.

4.2.3                           Novation and Setoff. The Parties hereby agree that the Option Agreement Assignment Price will be setoff and satisfied in full with the LPI Shares Subscription Price. For that purposes LITHIUM assume the payment of the Option Agreement Assignment Price by novation and such obligation shall be setoff with MSB obligation to pay the LPI Shares. A draft of the novation and setoff deed is attached hereto as Schedule 4.2.3.

5.                     CLOSING

Subject to the terms and conditions of this Agreement, the closing (the "Closing Date" or "Closing") shall take place at 11:00 a.m., Santiago, Chile time, on the third Business Day after the Optioned Mining Concessions have been registered in the name of LPI (the "Condition Precedent"). The Closing shall take place at the offices of PPU, at El Golf 40, floor 20th, Las Condes, Santiago, Chile, or at such other time or place as the Pares may agree in writing. At Closing, except as otherwise specifically provided herein, the following actions shall occur, and all such actions shall be deemed to occur simultaneously and none of the following actions shall be legally effective unless all such actions have been taken:

5.1                   Shares Subscription Agreements.

5.1.1                           First Shares Subscription Agreement. On the Closing Date Salar Blanco and LPI will execute the first shares subscription agreement (the "First Shares Subscription Agreement"), Pursuant to the First Shares Subscription Agreement LPI shall subscribe such amount of Salar Blanco's New Shares that represent the aggregate amount of three million five hundred thousand Dollars (USD 3,500,000), and shall pay such shares upon execution of the agreement through (a) the capitalization of the loans disbursed to Salar Blanco under the Loan Agreement until such date, valued at par; and (b) the balance shall be contributed in Dollars in immediately available funds, and capitalized on the same date. A draft of the First Shares Subscription Agreement is attached hereto as Schedule 5.1.1.

5.1.2                           Second Shares Subscription Agreement. Concurrently with the execution of the First Share Subscription Agreement, Salar Blanco and LPI will execute the second shares subscription agreement (the "Second Shares Subscription Agreement"), Pursuant to the Second Shares Subscription Agreement, LPI shall subscribe such amount of Salar Blanco's New Shares that represent an amount equivalent to Option Agreement Assignment Price plus five million two hundred twenty thousand Dollars (USD 5,220,000), and shall pay such shares through the contribution of the Optioned Mining Concessions, apprising the Optioned Mining Concessions to be contributed by LPI to the Salar Blanco in the amount of five million two hundred twenty thousand Dollars (USD 5,220,000) plus the Option Agreement Assignment Price. This payment will not be deemed made until the Optioned Mining Concessions are duly registered under the Company's name before the relevant Mining Custodian free and clear of any Liens. Salar Blanco and LPI shall use reasonable commercial efforts In having the Optioned Mining Concessions registered in the name of the Company as soon as practicable. A draft of the Second Shares Subscription Agreement is attached hereto as Schedule 5.1.2.

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5.1.3                           Third Shares Subscription Agreement. Concurrently with the execution of title First Share Subscription Agreement. Salar Blanco and LPI will execute the third shares subscription agreement (the ''Third Shares Subscription Agreement"), pursuant to which LPI shall subscribe such amount of Salar Blanco's New Shares equivalent to three millon five hundred thousand Dollars (USD 3,500,000) and shall pay such shares on November 30, 2016, in Dollars in Immediately available funds. A draft of the Third Shares Subscription Agreement is attached hereto as Schedule 5.1.3.

The Parties acknowledge and agree that upon full payment of the First Shares Subscription Agreement, the Second Shares Subscription Agreement and the Third Shares Subscription Agreement; the total and duly paid cumulative equity that LPI will hold in Salar Blanco will represent twenty five percent (25%) of the total shares of Salar Blanco.

5.1.4                            Fourth Shares Subscription Agreement. Concurrently with the execution of the First Share Subscription Agreement, Salar Blanco and LPI will execute the fourth shares subscription agreement (the "Fourth Shares Subscription Agreement"), pursuant to which LPI shall subscribe [•] Salar Blanco's New Shares representing fifteen percent (15%) of the total shares of Salar Blanco for an aggregate amount of nine million Dollars (USD 9,000,000), and shall pay such shares, on April 1st, 2017, in Dollars in immediately available funds. Article VII of the Shareholders Agreement shall apply upon LPI's failure to pay for its subscribed Shares. A draft of the Fourth Shares Subscription Agreement is attached hereto as Schedule 5.1.4.

Notwithstanding the above, LPI may pay the amount required under the Fourth Shares Subscription Agreement in two installments of USD 4,500,000 each; whereby the first one is paid on April 1st, 2017 and the latter upon request of Salar Blanco and no later than June 30th, 2017.

Nevertheless, if the Preliminary Resource Report has not been delivered to Salar Blanco by March 30th 2017, the first USD 4,500,000 installment can be postponed until such date that is one month after the Preliminary Resource Report has been delivered. In any case, LPI shall pay for such amounts not exceeding USD 4,500,000, as required for Salar Blanco, to fulfill the approved Project Budget - as this term ls defined in the Shareholders Agreement, immediately upon request of Salar Blanco's Board of Directors.

5.1.5                           Fifth Shares Subscription Agreement. Concurrently with the execution of the First Share Subscription Agreement, Salar Blanco and LP (will execute the fifth shares subscription agreement (the "Fifth Shares Subscription Agreement"), pursuant to which LPI shall subscribe [•] Salar Blanco's New Shares representing ten percent (10%) of the total shares of Salar Blanco for an aggregate amount of six million Dollars (USD 6,000,000), and shall pay such shares, on December 30, 2017, in Dollars in immediately available funds. Article VII of the Shareholders Agreement shall apply upon LPI's failure to pay for its subscribed Shares. A draft of the Fifth Shares Subscription Agreement is attached hereto as Schedule 5.1.5.

Notwithstanding the above, LPI may pay the amount required under the Fifth Shares Subscription Agreement in two installments of USD 3,000,000 each; whereby the first one is paid on December 31st, 2017 and the latter upon request of Salar Blanco and no later than August 30th, 2018.

Nevertheless, if Salar Blanco has not finalized the preparation of the Environmental Impact Assesment (EIA) by December 31st, 2017, the first USD 3,000,000 installment can be postponed until such date that is one month after the EIA has been finalized. In any case, LPI shall pay for such amounts not exceeding USD 3,000,000, as required for Salar Blanco, to fulfill the approved Project Budget - as this term is defined in the Shareholders Agreement, immediately upon request of Salar Blanco's Board of Directors.

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5.1.6                           Failure of the Condition Precedent or Deliver of the LPI Shares.

5.1.6.1                           Failure of Condition Precedent.

If on or before November 30, 2016, the Condition Precedent is not fulfilled for any reason, this Agreement shall immediately terminate and the Parties will not be entitled to any indemnification whatsoever due to such termination.

In such case, LPI shall assign back to MSB any right it may have under the Option Agreement and the Option Agreement Assignment shall be deemed to be terminated and there will be no obligations between the Parties in connection therewith.

It is expressly stated and agreed that LPI will not be liable for the failure of the Condition Precedent, provided it has duly exercised the Option, filed it for registration before the relevant Mining Custodian and use commercially reasonable efforts to have the Optioned Mining Concessions registered in LPI's name.

5.1.6.2                           Failure to Deliver LPI Shares.

Should the Condition Precedent be fulfilled and (a) LPI failed to execute the Shares Subscription Agreements after it has given the positive notice referred to in Section 4.1. above, or (b) LITHIUM and/or LPI do not allow MSB to subscribe the LPI Shares or do not deliver the LPI Shares to MSB by November 30 2016, this Agreement shall be deemed terminated and MSB shall have the option to acquire the Optioned Mining Concessions and all Shares subscribed by LPI, if any, in each case free and clear of any Liens, by reimbursing any amounts paid by LPI under the Shares Subscription Agreements and all amounts paid by LPI to the Owners of the Optioned Mining Concess1ons under the Option Exercise Deed. In this case the Option Agreement Assignment shall be deemed to be terminated and there will be no obligations between the Parties in connection therewith.

5.2                           Shareholders Agreement. MSB, MLI and LPI shall execute the Shareholders Agreement concurrently with the execution of all Shares Subscription Agreements, A draft of the Shareholders Agreement is attached hereto as Schedule 5.2.

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6.                                          REPRESENTATIONS AND WARRANTIES.

6.1                           Representations and Warranties Regarding Salar Blanco. Each of MSB and MLI, severally and not jointly, represents and warrants to LPI that on the date hereof.

6.1.1                           Salar Blanco is in process of being incorporated. The incorporation of Salar Blanco was validly approved by MSB and MLI shareholders meetings, held on [•] and on August 30, 2016, respectively and was materialized by means of public deed dated [•] granted before [•].

6.1.2                            On the date of incorporation of Salar Blanco, MLI and MSB will be the record and beneficial owners of all of the Shares issued in the Salar Blanco, and will have good and marketable title to such shares and such ownership is free and clear of any Liens.

6.1.3                           Upon incorporation of Salar Blanco there will be no pending options or subscriptions for shares or rights or convertible options, rights or securities committing Salar Blanco to issue new shares or equity interests, other than pursuant to this Agreement.

6.1.4                           Upon its incorporation Salar Blanco will not have other Subsidiaries nor any equity interests in other companies.

6.1.5                           The drafts of the Salar Blanco organizational documents made available to LPI are true, complete and correct, and no amendments thereto are pending.

6.1.6                           Before giving effect to the Capital Increase, Salar Blanco's capital will be the amount of [•], divided into [•] nominative shares, with no par value, all fully subscribed and paid for, of which [•] shares will belong to MSB, equivalent to twenty seven point eight nine percent (27.89%) of Salar Blanco's capital ("MSB's Shares'') and [•] shares will be the property of MLI, representative of the outstanding seventy two point eleven percent (72.11%) of the Salar Blanco's capital ("MLI Shares").

MSB's Shares will be paid by means of MSB's contribution of the MSB Assets. The property of the same under the name of Salar Blanco is in process of registration.

On its turn, the MLI Shares will be paid by MLI's contribution of the MLI Assets. The property of the same under the name of Salar Blanco is the process of registration.

6.1.7                           After the registration of the MSB Assets and the MLI Assets under the name of Salar Blanco, the latter will have valid title over the same free and clear of any Liens.

6.1.8                           Sociedades Legales Mineras Litio Mining Concessions are all in force and do not overlap with any mining concessions pertaining to third parties that could enable that third party to explore or exploit any mining substance on the same land.

6.1.9                           Sociedades Legales Mineras Litio Mining Concessions were acquired in accordance with applicable laws, regulations and all other and the transfers of ownership regarding them have been undertaken legally and nobody is able to successfully claim any rights or report any material defects. Additionally, the applicable mining licenses have been paid on time. Finally, there are no lawsuits or claims pending to which Sociedades Legales Mineras Litio Mining Concessions, MLB, MLI or Salar Blanco are party or participate as third parties which relate to the Sociedades Legales Mineras Litio Ml11ing Concessions, MSB Assets and MLI Assets and neither are MSB or MLI aware of any lawsuits pending that could affect them, specially but not limited to potential mining or environmental liabilities.

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6.1.10                           Regarding MSB Assets, MLI Assets and the Sociedades Legales Mineras Litio Mining Concessions, there has been no notice of: /I/ any expropriation for a public utility or other similar proceeding or claim for expropriation, confiscation or other transfer imposed compulsorily by the authority, whether pending or about to be decreed, or to any use, state or condition of a property or asset that violates any applicable law, regulation or rule, including environmental regulations. There is no knowledge of any actual or potential breach of law that might have or come to have a Material Adverse Effect. For purposes of this Agreement, "Material Adverse Effect" means any event, occurrence, fact, condition or change that is materially adverse to the business, result of operations, final condition or assets of Salar Blanco.

6.1.11                           The municipal license, real estate and mining taxes assessed or to be paid in relation to the MSB Assets the MLI Assets and the Sociedades Legales Mineras Litio Mining Concessions, accrued or arising through the date hereof, have been duly paid when due and there is no fax, revenue or municipal debt. MSB and MLI shall be liable for, and shall therefore bear exclusively and solely the expense of, any tax and tax liability payable or accrued up to the Closing Date.

6.1.12                           Salar Blanco will comply in all material respects with all applicable laws in relation to its formation and the carrying of its business.

6.1.13                           Salar Blanco will not own any patents, trademarks, trade names, service marks, service names, copyrights, accounting records, books records, formal records of tax returns, maps, computer software and programs owned thereby; including applications, licenses and other rights in respect thereof ("Intellectual Property"), other than the Salar Blanco trademark which will be registered in its name. There is no material conflict in this respect with third-party rights.

6.1.14                           Salar Blanco will comply until the Closing Date with Chilean labor laws with respect to its employees all material respects and it is not party to any collective bargaining agreement or any another similar agreement.

6.1.15                           The MSB Assets and the MLI Assets are in compliance with all Environmental Laws in all material respects and have not received from any person any (i) environmental notice or environmental claim, or (ii) written request for Information pursuant to Environmental Law.

6.1.16                           Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Section, MSB, MLI and Salar Blanco make no representation or warranty, express or implied, at law or in equity, in respect of Salar Blanco or any of its assets, liabilities, operations. Including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

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6.2                           Representations and Warranties Regarding MSB and MLI. Each of MSB and MLI represents and warrants to LPI as to itself that at the date hereof:

6.2.1                           Organization and Authority. (a) Is a sociedad por acciones duly organized, validly existing and in good standing under the laws of Chile and has all requisite powers and corporate authorities and has taken all actions necessary in order to execute, deliver and prior its obligations under this Agreement. (b) This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles. (c) The execution, delivery and performance of this Agreement by it does not, and the consummation by it of the transactions contemplated hereby will not, constitute or result in a breach or violation of, or a default under its certificate of incorporation, bylaws, shareholders' agreements, any of its constitutional documents or any other agreement with third parties.

6.2.2                           Consents and Approvals. No filings, permits, authorizations, consents approvals and/or notices are required to be made or obtained by it with or from, as the case may be, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by it and the consummation by it of the transactions contemplated hereby.

6.2.3                           Litigation. There is no Litigation pending or, to its knowledge, threatened against it, which would be reasonably likely to have a Material Adverse Effect on its business or financial condition or would be reasonably likely to prevent, delay or otherwise impair the transactions contemplated hereby.

6.3                           Representations and Warranties Regarding LPI and LITHIUM. Each of LITHIUM and LPI represents and warrants to MSB and MLI that at the date hereof:

6.3.1                           Organization and Authority. (a) It is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite powers and authorities and has taken all actions necessary in order to execute, deliver and perform its obligations under this Agreement. (b) This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles. (c) The execution, delivery and performance of this Agreement by it does not, and the consummation by it the transactions contemplated hereby will not, constitute or result in a breach or violation of, or a default under its certificate of incorporation or bylaws or any of its constitutional documents.

6.3.2                           Consents and Approvals. No filings, permits, authorizations, consents, approvals and/or notices are required to be made or obtained by it with or from, as the case may be, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by it and the consummation by it of the transactions contemplated hereby.

6.3.3                           Litigation. There is no Litigation pending or, to its knowledge, threatened against it, which would be reasonably likely to have a material adverse effect on its business or financial condition or would be reasonably likely to prevent, delay or otherwise impair the transactions contemplated hereby.

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6.4.                           Conduct of Business. As from Salar Blanco's incorporation and until the date of execution of the Shares Subscription Agreements; MSB and MLI must ensure that the business of Salar Blanco shall be conducted solely in the Ordinary Course of Business, except for purposes of complying with this Agreement, the Capital increase and carrying out the Project in accordance with the proposed budget and business plan, and shall make reasonable commercial efforts to avoid any Material Adverse Effect that may affect Salar Blanco, and, in particular that Salar Blanco does not:

(i)                   sell, transfer or grant a Lien over any of its shares or material assets, including the MSB Assets and MLI Assets;

(ii)                 enter into any material contract, other than the Loan Agreement with LPI;

(iii)                inccur any debt, other than under the Loan Agreement with LPI;

(iv)                hire any employee other than employees of MLI and MSB which Salar Blanco may employ recognizing their seniority;

(v)                 enter into any joint venture, partnership or similar arrangements; or

(vi)                terminate or fails to renew any of its authorizations; including its mining concessions, without LPI's prior written consent.

6.5 Prohibition. From this date and until the date the Shareholders Agreement is executed MSB and MLI undertake no to transfer or in any way dispose of their Shares, either directly or indirectly and undertake not to establish any Liens over the same,

6.6 LPI Shares Lock-Up Period. From the date that MSB subscribes the LPI Shares and until June 24, 2018, MSB undertakes no to transfer or in any way dispose of the LPI Shares, either directly or indirectly and undertakes not to establish any Liens over the same, provided that this covenant will not restrict MSB from disposing of its LPI Shares (a) if a third party launches a tender offer for the shares of LITHIUM, or (b) If the shareholders of LITHIUM executing the LITHIUM Shareholders Letter sell any of their shares in LITHIUM.

7.                                          INDEMNIFICATION.

7.1                           Each of MSB and MLI shall defend, Indemnify and hold LPI, LITHIUM and Salar Blanco and their respective Representatives harmless from and against, and pay or reimburse them for, any and all damages, losses, fines, liabilities, obligations, claims of any kind, interest or expenses (including, without limitation, reasonable attorneys' fees and expenses, and reasonable costs and expenses incurred in recovering Losses from any Person) (collectively, "Losses") resulting from or arising out of; (i) any Inaccuracy of any representation or warranty made by it in Section 6.1 and Section 6.2; (ii) failure to comply with Sections 6.4 and 6.5; and (iii) any failure of it to perform any covenant or agreement contained in this Agreement or any other Transaction Document. LPI, LITHIUM and Salar Blanco may not make a claim under Section 7.1(i) for events or circumstances disclosed to it during the due diligence.

7.2                           Each of LPI and LITHIUM shall defend, Indemnify and hold MSB, MLI and Salar Blanco and their respective Representatives harmless from and against, and pay or reimburse them for, any and all Losses resulting from or arising out of; (i) any inaccuracy of any representation or warranty made by it in Section 6.3; and (ii) any failure of it to perform any covenant or agreement contained in this Agreement or any other Transaction Document.

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7.3                            (a)      Except for claims based on fraud or willful misconduct and for those cases in which this Agreement contemplates a specific remedy, the obligations to indemnify and hold harmless pursuant to this Section 7 shall be the only remedy available to the Parties for any misrepresentation in, or breach of this Agreement. The Parties acknowledge and agree that the indemnification provisions in this Section 7 shall be their exclusive remedy with respect to the transactions contemplated by this Agreement and waive any remedies allowing the resolution of this Agreement or the transaction contemplated hereunder after the date the Option Agreement Assignment is executed. The Parties declare and acknowledge that the rules set forth in Paragraph 8, Title XXIII, Book Four of the Civil Code, regarding latent defects (vicios redhibitorios) shall not be applicable to this Agreement and are hereby expressly and irrevocably waived.

(b)      Except for claims based on fraud or willful misconduct claims for any breach of the representations and warranties of any of the Parties shall be made by the Indemnified Party only until 1 year following the date hereof and for an aggregate amount not exceeding USD $2,000,000, except in case of gross negligence and fraud, in which case there shall be no time nor amount limit. Claims resulting from, arising out of, relating to, in the nature of, or caused by the breach of any covenant of any of the Parties contained in this Agreement or in any Transaction Document may be made by the Indemnified Party until the expiration of the applicable statute of limitations past thirty (30) days (including any extension thereto).

(c)      The liability of each of the parties is several and not joint.

7.4                           No Person will be entitled to lost of profits, indirect, incidental, consequential, punitive or moral damages arising from a breach of this Agreement.

7.5                           Indemnification Procedures.

7.5.1                           Third Party Claims. If any claim is asserted by a third party against an Indemnified Party, copy of the respective notice and the amount which payment is sought thereunder, if any, or the non-binding estimated amount thereof (the "Claim Notice") shall be given by the Indemnified Party to the Indemnifying Party promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party is materially prejudiced as a result of such failure to give notice. The Indemnifying Party shall have 30 days from receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party whether or not it elects to assume the defense of the Indemnified Party against such claim or demand.

7.5.2                           Control of Defense of Claim. (i) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it elects to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense and to negotiate, settle or otherwise deal with such claim or demand, provided that, except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of such claim or demand, shall consent to the entry of any judgment or enter into any settlement that provides for injunctive or non-monetary relief affecting the Indemnified Party. (ii) if the Indemnifying Party does not accept the defense of a matter that it should indemnify pursuant to the terms of this Section 7, all costs and expenses, including reasonable attorneys' fees, incurred by the Indemnified Party in defending such claim or demand shall be a liability of, and shall be paid as incurred by, the indemnifying Party and the Indemnified Party shall have the full right to defend against any such c1aim or demand, but shall not be entitled to settle or agree to pay in full such claim or demand, unless it has prior authorization to do so from the indemnifying Party.

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7.5.3                           Access to Business Records. If the Indemnifying Party were to direct, control or participate in the defense or settlement of any third-party claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them of consult with and involve as witnesses the employees and counsel of the Indemnified Party.

7.5.4 Non-Third Party Claims. If an Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted by a third party, the Indemnified Party shall send a Claim Notice to the Indemnifying Party immediately following its discovery of the existence of the facts giving rise to such claim. The Indemnifying Party shall have fifteen (15) Business Days from the date such Claim Notice is received to notify the Indemnified Party in writing of any objections it has to the Indemnified Party's notice or claims for indemnification. If the Indemnifying Party does not deliver such written notice of objection within such fifteen (15) day period, the Indemnifying Party shall be deemed to have accepted the claim. If the Indemnifying Party accepts the claim, it shall have fifteen (15) Business Days from the date of acceptance to pay such claim; if the Indemnifying Party rejects the claim, the Indemnified Party shall have the right to require that the claim be resolved by means of arbitration pursuant to Section 12.2.

8.                                          GUARANTY.

(a)                Guaranty. LITHIUM hereby unconditionally and irrevocably guarantees to MSB and MLI (each a "Beneficiary"), on the terms and conditions set forth in this Section 8, the prompt performance, when due, of those LPI's obligations under this Agreement (the "Guaranty" and the obligations guaranteed under the Guaranty, the "Guaranteed Obligations"). LITHIUM furthermore undertakes to call and convene shareholders meetings of LITHIUM for the approval of the consummation of the transactions contemplated by this Agreement and the issuance and subscription by MSB of the LPI Shares in accordance with the terms of this Agreement.

(b)               Demand. If LPI fails to fulfil any of the Guaranteed Obligations, when and as the same shall become due, then any Beneficiary shall be entitled to make a demand upon LITHIUM hereunder in writing specifying in reasonable detail (i) the provision of this Agreement or any Transaction Document of which LPI is in breach, (ii) in what manner and in what amount LPI has failed to perform pursuant to this Agreement or any Transaction Document; and (iii) an explanation of why such payment is due with a specific statement by an officer of the Beneficiary that the Beneficiary is demanding performance by LITHIUM under the Guaranty (hereinafter referred to as a "Demand"). A single written Demand shall be effective as to any specific default during the continuance of such default, until LPI or LITHIUM have cured such default, and additional written Demands concerning such default shall not be required unless such default Is cured and subsequently recurs.

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(c)                Payment, LITHIUM shall within ten (10) Business Days following receipt of a Demand, fully pay and perform such Guaranteed Obligations then due and owing as set forth in the Demand to such account as the Beneficiary may specify in writing to LITHIUM from time to time. Any payment made by LITHIUM hereunder shall, to the extent so made, discharge the obligations of LITHIUM hereunder with respect to such amounts paid.

(d)               LITHIUM Obligations Unconditional. The obligations of Lithium hereunder shall remain in full force and effect notwithstanding any act, omission, event or circumstance whatsoever, until full, valid and proper performance of the Guaranteed Obligations.

(e)                Independent Obligations. The obligations of LITHIUM hereunder are independent of the obligations of LPL.

(f)                Waiver of Notice. LITHIUM unconditionally waives: (i) demands, protests, or notices as the same pertain to the Beneficiaries; (ii) any right to require the Beneficiaries to proceed against LPI or to exhaust any security held by the Beneficiaries or to pursue any to the remedy; and (iii) any defense based upon an election of remedies by the Beneficiaries, unless the same would excuse performance by LPI under this Agreement.

(g)                Subrogation. LITHIUM agrees with respect to the Guaranty that it shall have no right of subrogation, reimbursement contribution or indemnity, nor any right of repurpose to security for the Guaranteed Obligations until all of the Guaranteed Obligations have been paid in full.

(h)               Discharge; Reinstatement; Preference. If at any time any payment by or on behalf of LPI in respect of the Guaranteed Obligations is rescinded or must be otherwise restored or returned upon the Insolvency, bankruptcy or reorganization of LPI or otherwise, LITHIUM's obligations with respect to such payment shall be reinstated at such time as though such payment had been made but not made at such time. If any payment by LPI or LITHIUM to the Beneficiaries is held to constitute a preference under any applicable bankruptcy laws, or if under applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application-on with respect to creditors, any Beneficiary is required to refund part or all of any payment or pay the amount thereof to any other party, such payment to the Beneficiaries shall not constitute a release from any liability hereunder, and LITHIUM'S liability hereunder shall be reinstated to the extent of such refund or payment to another party.

9.                     ENTIRE AGREEMENT.

This Agreement, together with the Transaction Documents, and their Schedules, documents, certificates and instruments referred to herein or therein, embody the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement and the Transaction Documents. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such transactions.

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10.                                      MISCELLANEOUS PROVISIONS.

10.1                           Termination. This Agreement may be terminated by common agreement of all Parties and in case of occurrence of the termination events contemplated in the present Agreement. MSB may also terminate this Agreement if LPI does not execute the Option Agreement Assignment pursuant to the terms of this Agreement.

10.2                           Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by the duly authorized representatives of all the Parties hereto.

10.3                           Waiver of Compliance: Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant or agreement herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant or agreement shall not operate as a waiver of, or estoppel with respect to; any subsequent or other failure. Same rule applies to conditions and terms established in benefit only of one of the Parties.

10.4                           Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the signor hereto and their respective successors but neither this Agreement nor any of the rights, Interests or obligations hereunder shall be assigned by any signor hereto, including by operation of law, without the prior written consent of all other signors, nor is this Agreement intended to confer upon any other Person except the signors hereto any rights or remedies hereunder. Notwithstanding the foregoing, the Parties expressly authorize MLI to assign its rights and obligations under this Agreement to its shareholders upon its dissolution.

10.5                           Interpretation. The article and section headings contained ln this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

10.6                           Schedules. All Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

10.7                           Partial Invalidity. If any provisions of this Agreement, or the application of a provision to any Person or circumstance, shall be held invalid, the validity or legality of the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those to which it is held invalid, shall not be affected or become unenforceable by virtue of violation of norms of public order, the remaining provisions shall not be affected and shall remain in full force and effect, and in such a case the parties shall be obliged to replace the unenforceable provision by other or others which provide the economic purpose envisaged by such provision.

10.8                           Counterparts. This Agreement is executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

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10.9                           Expenses. Salar Blanco shall bear the costs, fees and expenses of in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby including fees, commissions and expenses payable to brokers, finders, investment bankers, consultants, exchange or transfer agents, attorneys, accountants and other professionals, whether or not the transactions contemplated herein are consummated or terminated. Each Party shall bear and shall be responsible for its tax obligations arising from the execution and performance of this Agreement and the consummation of the transactions contemplated hereby.

10.10                           No Third Party Beneficiaries. Nothing in this Agreement shall entitle any Person or entity (other than a party hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

10.11                           Survival. If this Agreement is terminated, for whatever reason, Sections 10, 11 and 12 shall remain effective.

10.12                           Exclusivity. Parties agree that from the present date and up to the date that LPI subscribes the Salar Blanco New Shares; MSB, MLI and Salar Blanco shall refrain from negotiating with third parties any bids or offers for the Project, its assets or shares in Salar Blanco in the same terms as this has been agreed in the Term Sheet, hence being the same penalties applicable to a breach of this undertaking. Likewise, LPI and Lithium will not engage in the Business or otherwise compete with the Project while this Agreement is effect.

11.                                      NOTICES.

11.1                           All notifications or communications to be made by the Parties by virtue of this Agreement, shall be in writing by letter delivered personally with acknowledgment of receipt or by registered mail dispatched by a Notary Public certifying the delivery. Such communications should be sent simultaneously by email to the other Party.

If to LPI:

Attention: Mr. Martin C. Holland

Email: holland@lithiumpowerinternational.com

Tel: +61 2 9276 1235

If to MSB:

Attention: Mr. Cristobal Garcia-Huldobro / Mr. Francisco Bartucevic

Email: cgh@msblanco.com / fbartucevic@msblanco.com

Tel: +562 2 5827200

If to MLI:

Attention: Mr. Cristobal Garcia-Huldobro / Mr. Francisco Bartucevic

Email: cgh@msblanco.com / fbartucevic@msblanco.com

Tel: +562 2 5827200

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11.2                           Except when indicated otherwise, all notices shall be deemed given, and the terms contemplated in this Agreement shall start running for each party, upon actual receipt of such notice when delivered by a notary public in the address given above, or three (3) days Business Days after the date of delivery of such notice to a courier of international reputation.

12.                                      GOVERNING LAW AND ARBITRATION.

12.1                           Governing Law. This Agreement and my claim if a party hereunder, or otherwise, shall be governed by and construed in accordance With the laws of Chile without giving effect to the principles of the conflict of laws provisions of Chile that would direct the general applicability of laws of another Jurisdiction.

12.2                           Arbitration.

Any difficulty or controversy arising among the parties to the contract with respect to the application, interpretation, duration, validity or execution of the contract, or for any other reason, shall be submitted to arbitration pursuant to the Rules of Arbitration Procedure of the Santiago Arbitration and Mediation Center in effect at the time of its initiation.

The parties confer an irrevocable special power of attorney upon the Santiago Chamber of Commerce so that it may, at the written request of any of the parties, appoint an arbitrator from among the members of the arbitration corps of the Santiago Arbitration and Mediation Center, who will be empowered to act as arbitrator-at-law with regard to the substance of the dispute and as ex aequo et bono with regard to the procedure (arbitro mixto).

There shall be no remedy against the arbitrator's resolutions. The arbitrator is especially empowered to resolve any matter relating to his/her competence and/or Jurisdiction.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized representatives as at the date first above written.

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MINERA SALAR BLANCO SpA Signature: ________ Name:	MINERA SALAR BLANCO SpA Signature: ________ Name:
MINERA SALAR BLANCO S.A Signature: ________ Name:	MINERA SALAR BLANCO S.A Signature: ________ Name:
LITHIUM POWER INVERSIONES CHILE SpA Signature: ________ Name: R. P. FERTIG.	LITHIUM POWER INVERSIONES CHILE SpA Signature: ________ Name:
MINERA LI SpA Signature: ________ Name:	MINERA LI SpA Signature: ________ Name:
LITHIUM POWER INTERNATIONAL LIMITED Signature: ________ Name: R. P. FERTIG.	LITHIUM POWER INTERNATIONAL LIMITED Signature: ________ Name:

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